UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Old Point Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

R. F. Shuford, Jr.

Chairman & President

April 17, 2024

Dear Fellow Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Old Point Financial Corporation, the holding company for The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A. The meeting will be held on Tuesday, May 28, 2024 at 6:00 p.m., Eastern Time. The Board of Directors has decided to hold the Annual Meeting virtually online this year. You will be able to attend the 2024 Annual Meeting virtually online, vote your shares and submit your questions by visiting www.meetnow.global/MXACKFJ and entering the 15-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card. The accompanying Notice and Proxy Statement describe the matters to be presented at the Annual Meeting.  Also provided is our 2023 Annual Report to Stockholders that will be reviewed at the Annual Meeting.

Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online, or if you received a proxy card, follow the instructions on your proxy card to vote by telephone or online or complete, sign, date, and return your proxy card as soon as possible. Please take the time to vote by proxy now so that your shares are represented at the meeting.  If you decide to attend and vote at the Annual Meeting, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote at the Annual Meeting, you must obtain a legal proxy or broker’s proxy and provide proof of your legal proxy as authority to vote the shares at the Annual Meeting).

We appreciate your continuing loyalty and support of Old Point Financial Corporation.

Sincerely,

Chairman of the Board and President

OLD POINT FINANCIAL CORPORATION

101 East Queen Street, Hampton, Virginia 23669

OLD POINT FINANCIAL CORPORATION

101 East Queen Street

Hampton, Virginia 23669

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2024

The 2024 Annual Meeting of Stockholders of Old Point Financial Corporation (the Company) will be held on Tuesday, May 28, 2024, at 6:00 p.m., Eastern Time virtually online. Stockholders will be able to attend the 2024 Annual Meeting, vote, and submit questions online by visiting www.meetnow.global/MXACKFJ and entering their 15-digit control number. The meeting will be held for the following purposes:

1.	To elect 11 directors to the Board of Directors of the Company to serve until the 2025 Annual Meeting of Stockholders, as described in the proxy statement accompanying this notice;

2.	To approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers, as described in the proxy statement accompanying this notice;

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 19, 2024 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

A. Eric Kauders, Jr.
Secretary to the Board

April 17, 2024

IMPORTANT NOTICE

Your vote is important. Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online or, if you received a proxy card, follow the instructions on your proxy card to vote by telephone or online or complete, sign, date, and return your proxy card so that your shares will be represented at the Annual Meeting. Stockholders attending the Annual Meeting virtually online may personally vote on all matters that are considered, in which event their signed proxies are revoked (provided that, if you hold your shares in “street name” through a bank, broker or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy or broker’s proxy and provide proof of your legal proxy as authority to vote the shares at the Annual Meeting). If you vote online or by telephone, there is no need to mail your proxy card.

OLD POINT FINANCIAL CORPORATION

101 East Queen Street

Hampton, Virginia 23669

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 28, 2024

General

This proxy statement is furnished to holders of the common stock of Old Point Financial Corporation (the Company) in connection with the solicitation by and on behalf of the Company’s Board of Directors of proxies to be used at the Company’s 2024 Annual Meeting of Stockholders (the Annual Meeting) to be held Tuesday, May 28, 2024, at 6:00 p.m., Eastern Time virtually online. You will be able to attend the 2024 Annual Meeting, vote, and submit questions online by visiting www.meetnow.global/MXACKFJ and entering their 15-digit control number.

Electronic Notice and Mailing; Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2024.

Pursuant to the rules promulgated by the Securities and Exchange Commission (the SEC), the Company has elected to make its proxy materials available to stockholders online and by delivering paper copies of these materials by mail. Accordingly, on or about April 17, 2024, the Company mailed a Notice of Internet Availability of Proxy Materials (the Notice of Internet Availability) to some stockholders and shortly thereafter mailed paper copies of the proxy materials to some stockholders. If you received a Notice of Internet Availability by mail, you will not automatically receive a paper copy of the proxy materials by mail. Instead, the Notice of Internet Availability contains instructions on how to access and review this proxy statement, form of proxy card and our 2023 Annual Report to Stockholders and vote online. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. As of April 17, 2024, and through the conclusion of the Annual Meeting, all stockholders will have the ability to access all of the proxy materials at www.edocumentview.com/OPOF.

The proxy materials include:

*	Our proxy statement for the Annual Meeting; and

*	Our 2023 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Voting and Revocation of Proxies

If you are a stockholder of record, you may vote at the Annual Meeting or by proxy. You may vote your shares by proxy in one of the following ways: (1) visit the website shown on your Notice of Internet Availability or proxy card to submit your proxy online; or if you receive a copy of our proxy materials, (2) use the toll-free number on the proxy card to submit your proxy via telephone; or (3) complete, sign, date and return the proxy card in the postage paid envelope provided with such materials.

If your shares are held in “street name,” through a broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares and you will need to follow those instructions in order to vote your shares. Many brokers also offer the option of voting online or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. As the record holder of your shares, your broker is required to vote your shares according to your instructions. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give voting instructions to your broker, it will still be able to vote your shares with respect to “routine” items but will not be allowed to vote your shares with respect to “non-routine” items. The ratification of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm (proposal three) is considered to be a routine item under the NYSE rules and your broker will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (proposal one) and the advisory vote on the compensation of the Company’s named executive officers (proposal two) are “non-routine” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these proposals. “Broker non-votes” are shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customers.

If you are a stockholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods: (1) submit a written notice of revocation to the Secretary of the Company by the close of business on May 27, 2024; (2) submit a completed proxy card bearing a later date than your original proxy card by the close of business on May 27, 2024; (3) use the toll-free number shown on the proxy card to submit your proxy via telephone, by 6:00 p.m., Eastern Time, on May 28, 2024; (4) visit the website shown on your proxy card or Notice of Internet Availability and follow the instructions to submit your proxy online, by 6:00 p.m., Eastern Time, on May 28, 2024; or (5) attend the Annual Meeting and vote at the meeting.

If your shares are held in “street name” through a bank, broker, or other holder of record, you should follow the instructions from your bank, broker, or agent to revoke your proxy or change your vote.

Voting your shares via telephone or online or sending in a proxy card will not affect your right to attend and vote at the Annual Meeting.

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a stockholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify with respect to such proposals, the proxy will be voted FOR the election of the director nominees in proposal one; FOR the approval of the compensation of the Company’s named executive officers in proposal two; and FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm in proposal three, as set forth in the accompanying notice and further described herein.

Voting Rights of Stockholders

Only those stockholders of record at the close of business on March 19, 2024, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 5,021,154. The Company has no other class of stock outstanding. The presence of a majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Company common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes on a matter will count toward a quorum but will not be included in determining the number of votes cast with respect to a matter. Stockholders cannot cumulate their votes in the election of directors.

In an uncontested director election, if a quorum is present, each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director’s election. An “uncontested director election” means an election in which the number of nominees does not exceed the number of directors to be elected, such as this year’s director election. Votes may be cast for or against a nominee, or stockholders may abstain from voting with respect to a nominee. A vote against a nominee is counted as a vote cast and will have the effect of a vote withheld per the terms of the Company’s Articles of Incorporation. Abstentions and broker non-votes do not count as votes cast and, therefore, will have no effect on a director’s election.

For all other proposals, votes may be cast for or against, or stockholders may abstain from voting. Approval of these other proposals (specifically the advisory vote to approve executive compensation and the ratification of the Company’s independent registered public accounting firm) requires the affirmative vote of a majority of the votes cast on the proposal. Thus, although abstentions and broker non-votes count toward a quorum, they are generally not counted for purposes of determining whether such a proposal has been approved and will have no effect.

Attending the Annual Meeting

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online at www.meetnow.global/MXACKFJ. You are entitled to attend, vote, and submit questions prior to and during the Annual Meeting if you were a stockholder of the Company as of the close of business on March 19, 2024, the record date, or if you hold a valid proxy for the Annual Meeting. Guests may join the Annual Meeting in a listen-only mode. The virtual meeting will begin promptly at 6:00 p.m., Eastern Time. We encourage you to access the meeting prior to the start time to leave ample time to log into the webcast and test your computer audio system.

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), then you do not need to register to attend the Annual Meeting virtually. To attend the meeting, visit the Annual Meeting website at www.meetnow.global/MXACKFJ to log-in on the day of the meeting and enter your 15-digit control number located on your Notice of Internet Availability of Proxy Materials or proxy card.

If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as a bank, broker, or other holder of record), then you must register in advance to attend the Annual Meeting virtually online.

To register to attend the Annual Meeting virtually you must submit proof of your proxy power (such as a legal proxy or broker’s proxy card) reflecting your common stock holdings, along with your name and email address to Computershare. Requests for registration should be directed to Computershare by email to legalproxy@computershare.com (forwarding the email from your broker, or attaching an image of your legal proxy) or by mail to:

Computershare

Old Point Financial Corporation Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received on or before 5:00 p.m., Eastern Time, on May 23, 2024.

You will receive a confirmation of your registration by email (or by mail, if no email address is provided) after Computershare receives your registration materials. To attend the meeting, visit the Annual Meeting website at www.meetnow.global/MXACKFJ to log in on the day of the meeting and enter the 15-digit control number provided in the confirmation sent by Computershare.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, solicitations may be made by our officers and regular employees of the Company, The Old Point National Bank of Phoebus (the Bank) and Old Point Trust & Financial Services, N.A. (Wealth) in person or by telephone, facsimile, or electronic transmission. We will not compensate our officers and regular employees for this work beyond their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eleven directors. The eleven persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as directors until the 2025 Annual Meeting of Stockholders (the 2025 Annual Meeting), or until their successors have been duly elected and have qualified.

The persons named in the proxy will vote for the election of the nominees named below unless your proxy indicates that you wish to vote against the nominee (which will have the effect of a vote withheld) or abstain from voting. The Company’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company’s Board.

Each nominee possesses characteristics that led the Board to conclude that he or she should serve as a director. The specific experience, qualifications, attributes and/or skills that the Board believes each nominee possesses are discussed immediately following the table below.

Name (Age)	Director Since (*)	Principal Occupation for Past Five Years

Stephen C. Adams (73)	2014	Retired Vice President/Secretary Treasurer, The POMOCO Group, Inc., operator of automobile dealerships and real estate developments

Sarah Boyce Castleberry (59)	2022	President & Chief Administrative Officer, The GBS Group

Michael A. Glasser (70)	2009	Attorney-at-Law, Member, Glasser & Glasser, P.L.C.

John Cabot Ishon (77)	1989	President, Hampton Stationery

William F. Keefe (65)	2016	Managing Director, McRae Capital Management, Inc.

Tom B. Langley (70)	2015	President, Langley & McDonald

Robert F. Shuford, Sr. (86)	1965	Retired, Chairman of the Board, President & CEO, Old Point Financial Corporation; Retired, Chairman of the Board, Old Point National Bank

Robert F. Shuford, Jr. (59)	2009	Chairman of the Board, President & CEO, Old Point Financial Corporation (since January 2020) and Old Point National Bank; Former Senior Executive Vice President Chief Operating Officer, Old Point National Bank

Ellen Clark Thacker (62)	2006	Retired Executive Director, Peninsula SPCA; Former Executive Director, Gloucester-Mathews Humane Society

Elizabeth S. Wash (66)	2021	Retired President, Virginia Shredders dba Shred-It

Joseph R. Witt (63)	2007	President, Financial Services/Chief Strategy Officer, Old Point National Bank; Former Senior Executive Vice President and Chief Business Development Officer, Old Point National Bank

*If prior to 1984, refers to the year in which the individual first became a director of the Bank. All present directors of the Company are also directors of the Bank. Messrs. Ishon, Shuford, Sr., Shuford, Jr., Witt, Mmes. Thacker and Wash are also directors of the Wealth Company.

(1)	Stephen C. Adams – Mr. Adams received his B.S. degree from McIntire School of Commerce, University of Virginia and his Master of Science degree in Accounting from the University of Virginia. He previously worked at Financial Accounting Standards Board from 1974 to 1976; at Peat Marwick Mitchell (currently KPMG) CPAs from 1976 to 1979; Hart, Adams Toney CPAs from 1979 to 1986; and from 1986 until retirement in 2022 at The POMOCO Group, Inc. Mr. Adams is well known in the community and has served on many local boards and civic organizations. Mr. Adams serves as the Lead Independent Director. His past and present expertise in the financial arena makes him a valuable member for serving on the Company’s Audit Committee, Executive Committee, Chairman of the Capital Management Committee, and Chairman of the Nominating and Corporate Governance Committee. The Board believes that his financial expertise qualifies Mr. Adams as an “audit committee financial expert” for the Company’s Audit Committee. Mr. Adams also served on the Company’s Peninsula Regional Board until his election to the Company’s and the Bank’s Boards of Directors.

(2)	Sarah B. Castleberry – Sarah B. Castleberry - Mrs. Castleberry (formerly Golden) received her B.S. in Computer Engineering from Old Dominion University. She has over 32 years of business and engineering experience. From 1994 to 1998 Mrs. Castleberry worked as a software engineer for the US Navy and as a consultant for Deloitte & Touche in Los Angeles. From 1999 to 2003, she was President and Chief Executive Officer for Advanced Internet Marketing, Inc. In 2006, she co-founded The GBS Group (dba of Advanced Internet Marketing Inc.), an engineering services firm serving the U.S. Navy as well as the maritime, rail, and transportation industries. Mrs. Castleberry provides oversight for all corporate functions including finance and accounting, human resources, facilities, contract administration, project controls, security, and corporate IT infrastructure. She serves on the board of Samaritan House Inc. and chairs the Women Against Violence affinity group and is a founding member of the board for Old Dominion University’s Women’s Initiative Network. She is a graduate of the CIVIC Leadership Institute. Mrs. Castleberry serves on the Compensation and Benefits Committee, Board Risk Committee, and Audit Committee. Mrs. Castleberry served on the Bank’s Southside regional board since 2017 and was appointed to the Company Board and Bank Board in March 2022. The Board believes Mrs. Castleberry is an asset to the Company as a director because of her technical knowledge, entrepreneurial leadership, and business experience.

(3)	Michael A. Glasser – Mr. Glasser received a B.A. in Government from the University of Virginia and a law degree from the University of Richmond Law School. He has been practicing law for over 45 years. A few of the diverse areas of his practice include: representation of banks, credit unions, and financial services companies; commercial litigation; commercial disputes; and arbitration. Mr. Glasser is involved in many civic and professional organizations and prior to being elected to the Bank Board, he had prior experience serving on another local bank board. Mr. Glasser serves on the Compensation and Benefits Committee, Board Risk Committee, Capital Management Committee, and Executive Committee. He is also Co-Chairman of the Bank’s Southside Regional Board. The Board believes that his experience representing financial services companies and serving on another bank’s board provides insight that makes Mr. Glasser a valuable asset to the Company’s Board.

(4)	John Cabot Ishon – Mr. Ishon is a 1969 graduate of Virginia Military Institute with a B.S. in Biology. After graduation he taught and coached at Thomas Eaton Junior High School. He, later, left teaching and joined the family business of Hampton Stationery that serves the Hampton Roads area. This business supplies office furniture, luggage and training room furniture and equipment. Mr. Ishon is very active in the community and serves on many local boards. Mr. Ishon serves on the Wealth Board, Vice Chair of the Board Risk Committee, Capital Management Committee, and is Chairman of the Directors Loan Committee. Mr. Ishon is Co-Chairman of the Bank’s Peninsula Regional Board. The Board believes that Mr. Ishon’s extensive financial and management background and involvement in the community make him an excellent candidate to serve as a director of the Company.

(5)	William F. Keefe – Mr. Keefe was elected to the Board in May 2016. He was initially appointed to the Board pursuant to a settlement agreement with Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., PL Capital/Focused Fund, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, L.P., Goodbody/PL Capital, LLC, Mr. John W. Palmer and Mr. Richard J. Lashley, as Managing Members of PL Capital, LLC, PL Capital Advisors, LLC and Goodbody/PL Capital, LLC (collectively, the PL Capital Group), and Mr. Keefe, originally executed in 2016 and subsequently amended in August 2021 (as amended, the Settlement Agreement). Mr. Keefe has been nominated for election to the Board at the Annual Meeting in accordance with the Settlement Agreement. Mr. Keefe is the Managing Director of McRae Capital Management, Inc. located in Morristown, New Jersey. He is an advisor to high-net worth clients and is a member of the firm’s Investment Committee. Mr. Keefe has worked at various commercial banks in New Jersey and has held executive and senior financial management positions in those institutions. Mr. Keefe also has prior experience as a member of a bank board of directors along with board committee representation. Mr. Keefe serves on the Company’s Board Risk Committee, Audit Committee, and as Chairman of the Compensation and Benefits Committee. The Board feels that, with his financial and board experience, Mr. Keefe is well qualified to serve as a director of the Company.

(6)	Tom B. Langley – Mr. Langley is a graduate of Norfolk Academy, North Carolina State University with a B.S. in Civil Engineering and the University of Florida, Master of Engineering. Mr. Langley is President of Langley & McDonald, a regional civil engineering, planning, and surveying firm for residential, commercial, institutional and industrial land development for both private and governmental clients. Mr. Langley has a particular specialty in waterfront projects, such as marinas, dredging, riparian apportionments, shoreline erosion, etc. Mr. Langley is active in the Southside area and serves on various community boards. Mr. Langley serves as Co-Chairman on the Bank’s Southside Regional Board and also serves on the Company’s and the Bank’s Boards. He also serves on the Capital Management Committee, Vice Chair of the Directors Loan Committee, Nominating and Governance Committee, and as Chairman of the Board Risk Committee. The Board feels that his organizational skills and business background make Mr. Langley a valuable asset as a director on the Company’s Board.

(7)	Robert F. Shuford, Sr. – Mr. Shuford, Sr. received his B.S. degree in Business Administration from the University of North Carolina. He served as an officer in the U.S. Navy Supply Corps. Mr. Shuford, Sr. has an extensive operational background both in the financial industry and other civic and professional organizations with more than 50 years of service in different capacities for the Company and its affiliates. Mr. Shuford, Sr. served on many of the Company’s internal committees. Mr. Shuford, Sr. serves on the Company’s and the Bank’s Boards, as well as on the Wealth Board, and on the Executive Committee. This background enables Mr. Shuford, Sr. to contribute his resulting expertise and perspectives to board discussions regarding strategic planning. In addition, Mr. Shuford, Sr.’s previous service in policy-making positions at other organizations also demonstrates that he has the leadership skills required of a director of the Company.

(8)	Robert F. Shuford, Jr. – Mr. Shuford, Jr. received his B.S. in Biomedical Engineering from Duke University and served as an officer in the U.S. Navy. In July 2003, he was promoted to Executive Vice President and Chief Operating Officer. In June 2012, Mr. Shuford, Jr. rose to the Senior Executive Vice President Officer level with executive responsibility for Branch Administration, Retail, Operations, Information Technology, Electronic Banking, and Marketing. In September 2015, he was appointed as President and CEO of the Bank and in February 2019, he was appointed Chairman of the Board of the Bank. In January 2020, he was appointed President and CEO and Chairman of the Board of the Company. He represents the Company throughout the community by serving on the boards of many high-profile non-profit organizations. Mr. Shuford, Jr. has been appointed by the Mayor and the Governor to serve the City of Hampton and the Commonwealth of Virginia in various capacities. He also serves as Chair of the Executive Committee, on many of the Company’s internal committees as well as on the Wealth Board. This experience and management background make him an excellent candidate to serve as a director of the Company.

(9)	Ellen Clark Thacker – Mrs. Thacker received her B.A. in English from Virginia Commonwealth University. Mrs. Thacker worked at BFI Waste Services, L.L.C. from 1983 until 2007. She began as an intern and was promoted to District Vice President/General Manager. She was responsible for the overall operational and financial management of the company and managed 100 employees and annual revenues in excess of $40 million. Mrs. Thacker worked as Executive Director of the Gloucester-Mathews Humane Society until November 2012. She retired in April 2018 as Director of the Peninsula SPCA and joined the Peninsula SPCA Board of Directors in May 2018. Mrs. Thacker is affiliated with various organizations in the community, including the Hampton Roads MS Community Council, and was re-appointed by Governor Glenn Youngkin in 2023 to the Virginia Board for Waste Management Facility Operations and appointed to the York County Citizens Board for Charitable Giving in November 2018. Mrs. Thacker serves on the Executive Committee, Vice Chair of the Compensation and Benefits Committee, Nominating and Corporate Governance Committee and is Chairman of the Company’s Audit Committee. She also serves on the Wealth Board. The Board believes that Mrs. Thacker is an asset to the Company as a director because of her previous leadership and operational experience, as well as her non-profit experience.

(10)	Elizabeth S. Wash – Mrs. Wash received her B.A. in Education and M.B.A. from the College of William and Mary. From 1984 to 1997, she worked for Bell Atlantic as a business analyst, Marketing and Consumer Finance Manager, and Director of Consumer and Small Business Finance. Beginning in 1997, she led the development and growth of Virginia Shredders doing business as Shred-It, the first on-site document shredding company in the region. Her leadership included establishing offices in both Hampton and Richmond and negotiating contracts with major healthcare systems, financial institutions, and local governments. She grew the franchise to a 48-employee organization with 18 mobile shredding trucks before negotiating the sale of the company in 2014. She also represented Shred-it franchisees for two terms on the Shred-it Advisory Board. She has served on the boards of the American Heart Association Hampton Roads and the Bernadine Franciscan Sisters Foundation and is a graduate of the CIVIC Leadership Institute. Mrs. Wash serves as the Lead Independent Director on the Wealth Board. She was appointed to the Company Board and Bank Board in March 2021. Mrs. Wash serves on the Compensation and Benefits Committee, Capital Management Committee, Directors Loan Committee, Executive Committee, and is Chairman of the Wealth Investment Committee. Mrs. Wash is Co-Chairman of the Bank’s Peninsula Regional Board. The Board believes Mrs. Wash is an asset to the Company as a director because of her previous entrepreneurial leadership and business experience.

(11)	Joseph R. Witt – Mr. Witt received his B.S. in Commerce from the University of Virginia, his M.B.A. from the University of Richmond and is a licensed Certified Public Accountant in the Commonwealth of Virginia. He worked as an auditor and tax accountant for international accounting firms for five years after graduating from college with a degree in Accounting. He spent eight years as Director of Finance for a national medical distribution company. He joined Ferguson Enterprises in 1996 as Corporate Controller and then served as Ferguson’s Corporate Treasurer from 1999 to 2008. Mr. Witt joined the Bank in 2008 as an Executive Vice President to lead the Corporate Banking area. In 2012, he was promoted to Senior Executive Vice President and Chief Administrative Officer with executive responsibility for Commercial Lending, Treasury Services, Credit Administration, Finance, Human Resources and Old Point Mortgage, LLC. In 2015, Mr. Witt was promoted to Senior Executive Vice President and Chief Business Development Officer. In January 2020, he was appointed to Executive Vice President/Financial Services of the Company and Chief Strategy Officer & President, Financial Services of the Bank. His primary responsibilities include development and execution of the strategic plan, oversight of fee-based business and expanding lines of business. He is active in many civic and professional organizations in the community and serves on many of the Company’s internal committees, as well as on the Wealth Board. The Board believes that Mr. Witt’s extensive financial education and experience make him an asset to the Company’s Board.

None of the directors currently serves, or has within the past five years served, as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

There is one family relationship among the directors and executive officers. Mr. Shuford, Sr. is the father of Mr. Shuford, Jr. The Board does not believe that this family relationship is material to an evaluation of the ability or integrity of these individuals or their ability to act in an independent manner. The Board is not aware of any involvement in legal proceedings by any of the Company’s directors, director nominee or executive officers that would be material to an evaluation of the ability or integrity of any director, director nominee or executive officer.

In connection with the majority voting standard, the Board of Directors has a Director Resignation Policy, under which an incumbent director who does not receive the required majority vote for re-election in an uncontested director election must submit a written offer of resignation to the Chairman of the Board of Directors promptly following the election. The Nominating and Corporate Governance Committee will then consider the offer of resignation and whether to recommend to the Board of Directors to accept or reject it, taking into account the Board of Directors’ fiduciary duties to the Company and its stockholders. If a director’s offer of resignation is rejected, the director will continue to serve on the Board of Directors until a successor is elected, or until the director’s earlier resignation, removal from office or death. If a director’s offer of resignation is accepted, the Board of Directors has the discretion to fill any resulting vacancy or decrease the number of directors, as allowed by the Company’s bylaws. A director who submits an offer of resignation pursuant to this policy may not participate in the Board’s or Nominating and Corporate Governance Committee’s deliberations or voting regarding whether to accept or reject the offer of resignation.

The Board of Directors recommends that stockholders vote “FOR” the individuals nominated above to serve as directors.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that the Company’s stockholders have the opportunity to provide an advisory, non-binding vote to approve the Company’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years. In accordance with the results of this advisory vote at the 2019 annual meeting of stockholders, the Company’s Board of Directors determined that the Company would hold an advisory vote on the compensation of the Company’s named executive officers every year. Accordingly, the Company’s stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of the Company’s named executive officers as described below, by voting for or against this proposal.

The Compensation and Benefits Committee of the Board of Directors has designed the Company’s executive compensation to motivate, attract and retain employees who play a significant role in the organization’s current and future success. The Compensation and Benefits Committee and the Board structure executive compensation to motivate these employees to maximize stockholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Overview”.

The Company believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of stockholders and are necessary to attract and retain experienced, highly qualified executives important to the Company’s long-term success and the enhancement of stockholder value. The Board of Directors believes that the Company’s executive compensation achieves these objectives, and, therefore, recommends that stockholders vote “for” this proposal through the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in our Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the compensation tables and the related narrative discussion in the Proxy Statement, is hereby APPROVED.”

Because this vote is advisory, it will not be binding on the Board of Directors and will not be construed as overruling any decision made by the Compensation and Benefits Committee or the Board of Directors. The Compensation and Benefits Committee and the Board of Directors will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

We anticipate that the next advisory and non-binding vote to approve the compensation of the Company’s named executive officers will occur at the 2025 Annual Meeting.

The Board of Directors recommends that stockholders vote “FOR” this proposal to provide advisory approval of the compensation of the Company’s named executive officers.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Yount, Hyde & Barbour, P.C. rendered audit services to the Company for the fiscal year ended December 31, 2023. These services consisted primarily of the examination and audit of the Company’s financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by stockholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2025.

A representative of Yount, Hyde & Barbour, P.C. is expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth certain information as of March 19, 2024, concerning the number and percentage of shares of the Company’s common stock beneficially owned by each of the Company’s directors and named executive officers, and by the Company’s current directors and executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than 5% of the Company’s common stock as of March 19, 2024. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. None of the shares reported in this table are pledged as collateral.

	Number of Shares Beneficially Owned (1)		Percentage of Class Beneficially Owned (18)
Stephen C. Adams	14,880	(2)	*
Michael A. Glasser	10,282	(3)	*
Sarah B. Castleberry	5,106	(4)	*
John Cabot Ishon	111,189	(5)	2.21%
William F. Keefe	9,734	(6)	*
Tom B. Langley	13,243	(7)	*
Robert. F. Shuford, Sr.	484,153	(8)	9.61%
Robert F. Shuford, Jr.	223,360	(9)	4.43%
Ellen Clark Thacker	132,405	(10)	2.63%
Elizabeth S. Wash	11,039	(11)	*
Joseph R. Witt	19,093	(12)	*
Thomas Hotchkiss	5,673	(13)	*
All directors & executive officers as a group (16 persons)	1,064,086	(14)	21.11%

>5% Stockholders

Robert F. Shuford, Sr. 101 East Queen Street P. O. Box 3391 Hampton, Virginia 23669	484,153	(8)	9.61%

PL Capital Advisors, LLC 750 Eleventh Street South, Suite 202 Naples, Florida 34102	604,846	(15)	12.00%

FJ Capital Management, LLC 1313 Dolley Madison Blvd., Ste 306 McLean, Virginia 22101	360,015	(16)	7.14%

Southern BancShares (N.C.), Inc. 116 East Main Street Mount Olive, North Carolina 28365	302,239	(17)	6.00%

*Represents less than 1% of the Company’s outstanding common stock.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Includes 115 shares as to which Mr. Adams shares voting and investment power and 222 shares held by Mr. Adams’s spouse, as to which Mr. Adams has no voting or investment power. Includes 990 restricted shares over which Mr. Adams does not have investment power until such shares vest. Mr. Adams has sole voting power with regard to these shares.

(3)	Includes 3,449 shares as to which Mr. Glasser shares voting and investment power. Includes 2,000 shares held by the Richard S. Glasser Family, LLC, as to which Mr. Glasser manages and has sole voting and investment power. Includes 990 restricted shares over which Mr. Glasser does not have investment power until such shares vest. Mr. Glasser has sole voting power with regard to these shares.

(4)	Includes 990 restricted shares over which Mrs. Castleberry does not have investment power until such shares vest. Mrs. Castleberry has sole voting power with regard to these shares.

(5)	Includes 7,500 shares as to which Mr. Ishon shares voting and investment power, and 15,210 shares held by Mr. Ishon’s spouse, as to which Mr. Ishon has no voting or investment power. Also includes 101 shares held by Hampton Stationery, for which Mr. Ishon is President and has shared voting and investment power. Includes 990 restricted shares over which Mr. Ishon does not have investment power until such shares vest. Mr. Ishon has sole voting power with regard to these shares. Includes 57,576 shares, with respect to which Mr. Ishon shares voting authority under agreements with other stockholders.

(6)	Includes 990 restricted shares over which Mr. Keefe does not have investment power until such shares vest. Mr. Keefe has sole voting power with regard to these shares.

(7)	Includes 990 restricted shares over which Mr. Langley does not have investment power until such shares vest. Mr. Langley has sole voting power with regard to these shares.

(8)	In his capacity as a director of VuBay Foundation, Robert F. Shuford, Sr., shares with two other former directors of VuBay Foundation, voting and investment power with respect to 184,552 shares held by VuBay Foundation. Includes 990 restricted shares over which Mr. Shuford, Sr. does not have investment power until such shares vest. Mr. Shuford, Sr. has sole voting power with regard to these shares.

(9)	Includes 1,119 shares held by his spouse as to which Mr. Shuford, Jr. has no voting or investment power and an additional 6,998 restricted shares over which Mr. Shuford, Jr. does not have investment power until such shares vest. Mr. Shuford, Jr. has sole voting power with regard to these shares. Includes 177,337 shares, with respect to which Mr. Shuford, Jr. shares voting authority under agreements with other stockholders.

(10)	Includes 76,888 shares as to which Mrs. Thacker shares voting and investment power, and 831 shares held by her spouse as to which Mrs. Thacker has no voting or investment power. Includes 990 restricted shares over which Mrs. Thacker does not have investment power until such shares vest. Mrs. Thacker has sole voting power with regard to these shares. Includes 26,207 shares, with respect to which Mrs. Thacker shares voting authority under agreements with other stockholders.

(11)	Includes 2,204 shares as to which Mrs. Wash shares voting and investment power. Includes 990 restricted shares over which Mrs. Wash does not have investment power until such shares vest. Mrs. Wash has sole voting power with regard to these shares.

(12)	Includes 4,937 restricted shares over which Mr. Witt does not have investment power until such shares vest. Mr. Witt has sole voting power with regard to these shares.

(13)	Includes 3,440 restricted shares over which Mr. Hotchkiss does not have investment power until such shares vest. Mr. Hotchkiss has sole voting power with regard to these shares.

(14)	Includes shares held by Donald S. Buckless, including 3,376 restricted shares over which Mr. Buckless does not have investment power until such shares vest but has sole voting power with regard to these shares. Includes shares held by A. Eric Kauders, Jr., including 2,409 restricted shares over which Mr. Kauders does not have investment power until such shares vest but has sole voting power with regard to these shares. Includes shares held by Susan R. Ralston, including 3,408 restricted shares over which Mrs. Ralston does not have investment power until such shares vest but has sole voting power with regard to these shares. Mrs. Ralston informed the Company of her resignation on March 21, 2024 with her last day being April 19, 2024.

(15)	Based solely on information as of June 16, 2023 contained in a Form 4 filed with the SEC on September 7, 2023, jointly by PL Capital Advisors, LLC, which serves as an investment manager or advisor to various investment partnerships, funds and managed accounts, and Richard J. Lashley and John W. Palmer, each of whom serves a as managing member of PL Capital Advisors, LLC. Based on information contained in the Form 4, PL Capital Advisors, LLC, Richard J. Lashley and John W. Palmer each had shared voting and investment power with respect to 604,846 shares.

As noted above, the Company entered into a Settlement Agreement with PL Capital Group on March 16, 2016, which was subsequently amended on August 12, 2021. Among other things, the Settlement Agreement provides that, until its termination, the Company will nominate Mr. Keefe for election to the Board of Directors and solicit proxies for his election, and PL Capital Group and Mr. Keefe will (i) vote all their common stock of the Company in favor of each nominee and each proposal recommended by the Board of Directors and against each nominee and each proposal not recommended by the Board of Directors; and (ii) comply with the terms of customary standstill provisions.

(16)	Based solely on information as of December 31, 2023 contained in Amendment No. 7 to Schedule 13G (Schedule 13G/A) filed with the SEC on February 7, 2024 by FJ Capital Management LLC. According to the Schedule 13G/A, FJ Capital Management LLC has shared voting and investment power with respect to 360,015 shares, Financial Opportunity Fund LLC has shared voting and investment power with respect to 223,507 shares, Financial Hybrid Opportunity Fund LLC has shared voting and investment power with respect to 55,166 shares, Financial Hybrid Opportunity SPV I LLC has shared voting and investment power with respect to 81,342 shares, and Martin Friedman has shared voting and investment power with respect to 360,015 shares.

(17)	Based solely on information as of August 8, 2023 contained in Schedule 13D filed with the SEC on August 9, 2023 by Southern BancShares (N.C.), Inc. According to the Schedule 13D, Southern BancShares (N.C.), Inc. has shared voting and investment power with respect to 195,584 shares. First Citizens BancShares, Inc., a corporation in which Frank B. Holding, Jr., a shareholder of Southern BancShares (N.C.), Inc. serves as a director and officer, and is also a principal shareholder owns 106,655 shares. Southern BancShares (N.C.), Inc. disclaims voting and dispositive power with respect to the shares owned by First Citizens BancShares, Inc.

(18)	All percentages are based on 5,040,391 shares of common stock outstanding, which includes shares that are outstanding but not presently entitled to vote.

According to information provided to the Company by Wealth, as of March 19, 2024, Wealth has shared voting power and no investment power with respect to 72,449 shares. Wealth has sole voting power and sole investment power with respect to 19,237 of shares of the Company’s common stock, but as a matter of state law, Wealth must refrain from voting such shares, and such shares will not be deemed to be outstanding and entitled to vote unless a co-fiduciary is appointed for the purpose of voting the shares. If any such co-fiduciary is appointed, Wealth would be deemed to share voting power with respect to the shares subject to the co-fiduciary appointment, and such shares would be deemed to be outstanding and entitled to vote. Wealth has voting or investment power with regard to 173,226 shares held by Wealth as trustee of various trust accounts, of which no one individual trust account beneficially owns more than 5% of the Company’s outstanding shares.

Limitations on Certain Short-term or Speculative Transactions in the Company’s Securities

The Board of Directors has adopted an Insider Trading Policy that applies to all Company directors and executive officers of the Company and helps ensure that these individuals bear the full risks and benefits of stock ownership. The Insider Trading Policy prohibits Company directors and executive officers from selling Company stock “short,” trading in Company stock in or through a margin account or otherwise engaging in speculative or short-term trading of Company stock.

Corporate Governance and Board Leadership

The Board of Directors is the Company’s governing body, elected by the stockholders, and responsible for hiring, overseeing and evaluating Management, in an effort to fulfill the Company’s Strategic Plan, while balancing business risks. The Board has delegated various responsibilities and authority to different Board committees, which include the Executive Committee, Audit Committee, Directors Loan Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Capital Management Committee, and Board Risk Committee.

Management is charged with the day-to-day operations of the Company and its affiliates, with direction from the Board of Directors, and in a manner consistent with the Company’s Strategic Plan and Code of Ethics. The Chief Executive Officer and Management are required to seek the advice and, at times the approval, of the Board with respect to extraordinary actions undertaken by the Company.

Since January 3, 2020, Mr. Shuford, Jr. has held the combined role of Chairman, President, and CEO. The Board believes Mr. Shuford, Jr. is best suited to lead the Company’s execution of strategy considering his vast Company and industry knowledge. The Board believes that the combined role of Chairman, President and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. Mr. Shuford, Jr. also serves as Chairman of the Board, President and CEO of the Bank. Mr. Kauders was appointed as President and CEO of Wealth in September 2021. Mr. Kauders was appointed Chairman of the Wealth Board in March, 2023. The Board believes that this leadership structure is currently the most effective for the Company.

In addition, Mr. Adams serves as Lead Independent Director of the Company. He is a liaison between the Chairman and the Independent Directors and has the authority to call meetings of the Independent Directors and preside over executive sessions to discuss various matters, including director elections. He participates in retaining consultants who report directly to the Board, assists the Board and Company officers in assuring compliance and implementation of governance principles, and advises the Independent Directors in fulfilling their roles. Mr. Adams’ professional background, experience and education make him instrumental in serving as Lead Independent Directors for the Board of Directors. The Board periodically reviews its leadership structure to determine if it is still the most appropriate for the Company.

Board Role in Oversight of Risk

The Board of Directors has responsibility for oversight of the Company’s risk. The Board of Directors manages risk through representative participation on the Company’s committees. Minutes and reports of committee meetings are reviewed by the Board. Policies for all major risk areas are approved annually by the Board. Independent review and monitoring functions within the Company report to respective committees addressing areas of financial, liquidity, operational (including cybersecurity), credit, fiduciary, and compliance risks. Committees with a major role in risk oversight are the Audit Committee, Directors Loan Committee, Compensation and Benefits Committee, Capital Management Committee and Board Risk Committee. The Board and management of the Company are actively engaged in managing and responding to the growing risks posed by cybersecurity threats. Our Information Security Policy includes ongoing monitoring of our networks, incident response capabilities, formal security awareness training for all employees and the Board, and regular review of threat evolution and industry trends, and the Board receives regular reporting from management on these efforts as part of its oversight of cyber risk management.

The Audit Committee, composed of independent directors, oversees the Company’s management of significant risks by reviewing the scope of work and reports from the Company’s independent registered public accounting firm, internal audit, the independent loan review firm and the regulatory management function. The Audit Committee also reviews the scope of and reports, from the independent loan review firm.

The Directors Loan Committee analyzes lending activities, significant credits, and evaluates credit risk.

The Compensation and Benefits Committee assesses the fairness of, and the risks associated with, the compensation and benefits structure.

The Capital Management Committee evaluates the risks associated with asset liability management and capital.

The Board Risk Committee oversees the management of the Company’s Enterprise Risk Management Program.

As circumstances warrant, the committees present reports to the Board of Directors regarding the respective committee’s analysis of the risks and steps the committee recommends that the Board and management take to address these risks.

Board Committees and Attendance

The Board of Directors is comprised of a majority of “independent directors,” as defined by the listing standards of the NASDAQ Stock Market (NASDAQ). Independent Directors do not receive consulting, legal or other fees from the Company other than Board and committee compensation. Although entities affiliated with certain of these directors provide goods and services to the Company, the Board of Directors has determined in accordance with the NASDAQ listing standards that these Independent Directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The current Independent Directors are Messrs. Adams, Glasser, Keefe, Langley, and Mmes. Castleberry, Thacker, and Wash. Russell Smith Evans, Jr. and Dr. Arthur D. Greene, each of whom served as a director of the Company during the fiscal year ended December 31, 2023, were also independent directors.

The Board reviews each director’s independence status on an annual basis to ensure compliance with NASDAQ listing standards.

During 2023, there were 12 meetings of the Board of Directors of the Company. Each director attended at least 75% of all meetings of the Board and committees on which he or she served.

The Independent Directors also met in regularly scheduled executive sessions in January, March, June, and December of 2023.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of stockholders, although all Board members are invited and encouraged to attend and, historically, most have done so. All of the Board members attended the Company’s 2023 Annual Meeting.

The Board of Directors of the Company has, among others, standing Executive, Audit, Compensation and Benefits and Nominating and Corporate Governance Committees.

Executive Committee. Current members of the Executive Committee are Messrs. Shuford, Jr. (Chairman), Adams, Glasser, Shuford, Sr., and Mmes. Thacker and Wash. The Executive Committee serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. The Executive Committee met four times in 2023.

Audit Committee. Current members of the Audit Committee are Mmes. Thacker (Chairman) and Castleberry, and Messrs. Adams and Keefe. The Board of Directors has determined that all of the members of the Audit Committee satisfy, and during 2023 satisfied, the independence and financial literacy requirements for audit committee members under the NASDAQ listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board of Directors has also determined that Mr. Adams qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board in its financial reporting oversight duties, internal controls, audit function, whistleblower policy, and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee reviews on a regular basis the work of the Company’s internal audit department, regulatory compliance monitoring, and loan review functions. It also reviews and approves the scope and detail of the continuous audit program to protect against improper and unsound practices and to furnish adequate protection for all assets and records. During 2023, the Audit Committee met five times.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Company’s website of www.oldpoint.com under the “Investor Relations” link and then under the “Governance Documents” link.

Capital Management Committee. Current members of the Capital Management Committee are Messrs. Adams (Chairman), Glasser, Ishon, Langley, Shuford, Jr., and Mrs. Wash. The Capital Management Committee assists the Board in the following areas: market, interest rate, liquidity, and investment risk; capital management; asset management; and dividend and securities related matters. During 2023, the Capital Management Committee met four times.

Compensation and Benefits Committee. Current members of the Compensation and Benefits Committee are Messrs. Keefe (Chairman), Glasser, Mmes. Castleberry, Thacker, and Wash. The Board of Directors has determined that the members of the Committee are, and during 2023 were, “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). In addition, no Committee member is a current or former employee of the Company or any subsidiary or affiliate. While the Committee members are not required to have certain qualifications or special knowledge, they each have held or currently hold high-level management and employee supervisory positions in their respective fields that include duties relating to compensation of employees at multiple levels.

The Committee reviews and recommends compensation adjustments for executive officers and compensation arrangements for the Board of Directors. The Committee submits its recommendations to the full Board for final approval. The Committee met four times in 2023. The Committee also administers incentive and equity compensation plans of the Company.

The Compensation and Benefits Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Compensation and Benefits Committee Charter is posted on the Company’s website of www.oldpoint.com under the “Investor Relations” link and then under the “Governance Documents” link.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Messrs. Adams (Chairman) and Langley, and Mrs. Thacker. The Board of Directors has determined that the members of the Committee are, and during 2023 were, “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Nominating and Corporate Governance Committee Charter is posted on the Company’s website of www.oldpoint.com under the “Investors Relations” link and then under the “Governance Documents” link. During 2023, the Nominating and Corporate Governance Committee met three times.

The Nominating and Corporate Governance Committee is responsible for, among other things:

●	developing and recommending to the Board criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;

●	developing, recommending modifications to, and monitoring and enforcing compliance with our corporate governance practices, including our Board Code of Ethics and other policies and procedures, to the Board; and

●	advising the Board on corporate governance matters, including as appropriate obtaining updates on corporate governance developments from professional advisors.

A formal Board evaluation covering Board operations and performance is conducted annually by the Committee to enhance Board effectiveness. The full Board completes bi-annual self-evaluations to assess the performance of the Board as a whole and, separately, bi-annually the performance of each of its individual directors. Results are considered by the full Board. In addition, the following Board committees conduct annual self-evaluations to assess their performance: Audit and Compensation and Benefits.

The Committee regularly reviews with the Board the experience, qualifications, attributes and/or skills required of directors. This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our businesses.

While the Company does not have a formal diversity policy for the selection of directors, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account diversity, which may include personal characteristics (such as gender, ethnicity or age) and experience (such as industry, professional or public service) of current and prospective directors, when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints. The Committee’s charter gives it responsibility to develop and recommend criteria for the selection of new directors to the Board, including but not limited to diversity, age, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time. In addition, the Committee seeks director candidates that will result in the Board of Directors consisting of a majority of “Independent Directors” at all times.

The Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. While there are no formal procedures for stockholders to submit director candidate recommendations, the Nominating and Corporate Governance Committee will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company’s Secretary at the Company’s principal office located at 101 East Queen Street, Hampton, Virginia 23669 and must be received by January 7, 2025 to be considered by the Committee for the next annual election of directors. Any director candidate recommended by a stockholder will be reviewed and considered by the Committee in the same manner as all other director candidates based on the qualifications described in this section. From time to time the Nominating and Corporate Governance Committee may also engage a third-party search firm to identify prospective Board members.

In addition to recommending to the full Board whether or not current directors should be nominated for re-election, the Nominating and Corporate Governance Committee also identifies new candidates in the event of a vacancy on the Board. The Committee identifies potential director candidates from a variety of sources, including management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. The Committee evaluates the experience, qualifications, attributes, and skills of candidates for membership to the Board of Directors. Following this evaluation process, candidates are recommended by the Committee for nomination by the full Board of Directors. The full Board then selects nominees to recommend to the Company’s stockholders in the annual election process or appoints new directors to serve until the next annual election.

Board Diversity

The Company believes that diversity, including with respect to personal characteristics (such as gender, ethnicity, or age), experiences, backgrounds, and perspectives, contributes to the Board’s ability to effectively carry out its responsibilities. As discussed above, the Nominating and Governance Committee and the Board annually assess independence, diversity, age, skills, experience, and industry backgrounds in evaluating the composition of the Board in the context of the Company’s needs. The Board Diversity Matrix below reports self-identified diversity statistics of the Board in accordance with NASDAQ rules.

Board Diversity Matrix (As of March 19, 2024)
Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

DIRECTOR COMPENSATION

The Compensation and Benefits Committee considers Board compensation on an annual basis in most years based on an informal survey of board compensation paid by peer financial institutions. The Committee also engages Pearl Meyer & Partners (Pearl Meyer) to conduct periodic comprehensive competitive market assessments of the Company’s non-employee director compensation program. During 2023, the fees paid in cash were for non-employee director attendance at Board meetings and committee meetings, and each non-employee director was paid an annual retainer fee. Non-employee directors of the Bank and Wealth receive $1,000 and $400, respectively, for each Board meeting they attend. The non-employee directors on the Peninsula Regional Board and Southside Regional Board receive $150 for each Regional Board meeting they attend. The non-employee directors of the Bank and Wealth receive $400 for each committee meeting they attend except for the Wealth Investment Committee meetings for which members receive $250. Non-employee directors of the Bank and Wealth receive an annual retainer fee of $12,000 and $4,000, respectively. The non-employee directors on the Peninsula Regional Board and the Southside Regional Board each receive an annual retainer fee of $1,000. In addition, the Chairman of the Audit Committee, the Chairman of the Compensation and Benefits Committee, and the Chairman of the Nominating and Corporate Governance Committee each receive an additional $5,000 annual retainer, the Lead Director of the Wealth Board receives an additional $2,000 annual retainer, the Lead Director of the Bank Board receives an additional $10,000 annual retainer, the Chairman of the Directors Loan Committee receives an additional $4,000 annual retainer, and the Chairman of the Board Risk Committee and the Chairman of the Capital Management Committee each receive an additional $2,000 retainer. Non-employee directors are eligible to receive equity compensation awards under the Incentive Stock Plan. The Committee began awarding equity compensation to non-employee directors in 2018. In 2023, each non-employee director received an award of 990 shares of restricted stock that vest in one year. The Company reimburses travel, lodging and meal expense for all directors living outside of Virginia to attend Board and Committee meetings. The Company also pays for all directors and their spouses to attend Board seminars. None of the directors received perquisites or other personal benefits in excess of $10,000 in 2023. Any recommendations for changes in Board compensation are generally made by the Compensation and Benefits Committee and presented to the full Board for approval.

The following table provides compensation information for the year ended December 31, 2023 for each non-employee member of the Company’s Board of Directors.

Director Compensation

Fiscal 2023

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Stephen C. Adams	$46,950	$17,028	$-	$-	$514	$64,492
Sarah B. Castleberry	$31,700	$17,028	$-	$-	$514	$49,242
Russell Smith Evans, Jr.	$11,350	$-	$-	$-	$98	$11,448
Michael A. Glasser	$33,200	$17,028	$-	$-	$514	$50,742
Dr. Arthur D. Greene	$37,200	$17,028	$-	$-	$514	$54,742
John Cabot Ishon	$50,550	$17,028	$-	$-	$514	$68,092
William F. Keefe	$36,600	$17,028	$-	$-	$514	$54,142
Tom B. Langley	$41,050	$17,028	$-	$-	$514	$58,592
Robert F. Shuford, Sr.	$37,450	$17,028	$-	$-	$514	$54,992
Ellen Clark Thacker	$42,800	$17,028	$-	$-	$514	$60,342
Elizabeth S. Wash	$50,300	$17,028	$-	$-	$514	$67,842

(1)	Robert F. Shuford, Jr., and Joseph R. Witt are not included in this table because during 2023, they were employees of the Company and the Bank and did not separately receive compensation for their Board service. Their compensation is reported in the Summary Compensation Table below.

(2)	Directors can elect to have fees earned for board meetings, committee meetings, and annual retainers to be paid in either cash or stock awards. For the year ended December 31, 2023, Sarah B. Castleberry elected for $7,150 of her fees to be paid in stock, Michael A. Glasser elected for $3,150 of his fees to be paid in stock, Tom B. Langley elected for $7,150 of his fees to be paid in stock, and Elizabeth S. Wash elected for $19,200 of her fees to be paid in stock. The amount of fees paid in stock to these Directors is the cumulative fair value at the issuance dates.

(3)	These amounts reflect the grant date fair value of the restricted stock awards received under the Incentive Stock Plan on May 4, 2023 (calculated in accordance with ASC Topic 718 based on the closing price of the Company’s common stock on the grant date). As of December 31, 2023, each non-employee director had 990 shares of unvested restricted stock outstanding.

(4)	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the Incentive Stock Plan.

Stockholder Communications with the Board of Directors

The Company provides an informal process for stockholders to send communications to the Board of Directors. Stockholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Old Point Financial Corporation, Board of Directors, c/o Corporate Secretary, P.O. Box 3392, Hampton, Virginia 23663 or ekauders@oldpointwealth.com. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Interest of Management in Certain Transactions

Some of the Company’s directors, executive officers, and members of their immediate families, and corporations, partnerships, and other entities of which such persons are officers, directors, partners, trustees, executors, or beneficiaries, are customers of the Bank. All loans and commitments to lend to such individuals were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral and repayment terms, as those prevailing at the time for comparable transactions with other unrelated persons and in the opinion of management did not involve more than normal risk of collectability or present other unfavorable features. Pursuant to the Company’s written Insider Policy, all directors, and executive officers (including named executive officers), who have specific business contracts with the Company or the Bank greater than $25,000 or aggregate business dealings with the Company or the Bank greater than $120,000 per calendar year are considered significant and must be submitted to the Board of Directors for approval. Directors and executive officers are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the proposed business is denied if the Board believes that the director’s or executive officer’s interest in such business could influence decisions relative to the Company’s business or have the potential to adversely affect the Company’s business or the objective performance of the director’s function or executive officer’s work. The Board of Directors is responsible for overseeing compliance with the Insider Policy.

In the fiscal year ended December 31, 2023, the Company purchased office supplies in the amount of $154,144 inclusive of sales tax from Hampton Stationery. Mr. Ishon, a director of the Company, is President and sole shareholder of Hampton Stationery.

EXECUTIVE COMPENSATION

Compensation Overview

Overview of Compensation Program

The Compensation and Benefits Committee (for purposes of this discussion, the Committee) of the Board of Directors has responsibility for establishing, implementing, and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executive management is fair and reasonable.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer (CEO), Chief Strategy Officer (CSO), and Chief Credit Officer (CCO) of the Company during 2023 are referred to as the named executive officers or NEOs. The Company’s senior management includes all of the NEOs.

General Philosophy

The Company compensates its senior management through a mix of base salary, bonus, and equity compensation, designed to motivate, attract, and retain executive talent, consistent with pay-for-performance principles, and to align management’s incentives with the long-term interests of stockholders, while limiting risk appropriately and maintaining the safety and soundness of the organization. The process of determining compensation consists of establishing targeted overall compensation for each senior manager and then allocating that compensation between base salary and incentive compensation, and equity compensation. At the officer level, the Committee designs the incentive compensation to reward company-wide performance. Beginning in 2015, the Committee made bonus awards contingent on achievement of a minimum budgeted net income goal in order to establish an incentive target opportunity for each participant under the Old Point Financial Corporation Incentive Compensation Plan (the Incentive Plan). After each participant’s incentive target opportunity is established, awards will be determined following the end of the plan year based on the performance of the Company and, for employees who are not NEOs, individual/team performance against established goals. Awards under the Incentive Plan for NEOs will be tied solely to Company performance. In 2016, stockholders approved the Incentive Stock Plan. Under the Incentive Stock Plan, the Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units to key employees in its discretion. In 2023, restricted stock awards were granted to the Company’s senior management team as well as to non-employee directors. Generally, the types of compensation and benefits provided to the Company’s senior management are intended to be similar to those provided to other executive officers in comparable institutions in Virginia. The Committee believes it is important to have the most capable managers in place and that it would be a disservice if executives were not adequately rewarded for positive performance.

Say on Pay Vote

In connection with the 2023 Annual Meeting, the Company asked its stockholders to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement. Although the advisory vote on executive compensation was non-binding, the Committee considered the outcome of this vote when making subsequent compensation decisions for the CEO and other executive officers. At the Company’s 2023 Annual Meeting held on May 23, 2023, approximately 89% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of the Company’s named executive officers, while approximately 11% voted against. In light of stockholder support, the Company did not make any significant changes to the Company’s executive compensation practices in the remainder of 2023 or 2024.

Board Process

Compensation adjustments and monetary awards to executive officers are recommended by the Committee for approval by the full Board of Directors, which makes the final decisions. Officers of the Company or its subsidiaries who serve on the Company’s Board of Directors are not present during deliberations or voting with respect to their compensation.

Generally, on its own initiative, the Committee reviews the individual performance for the CEO, and following discussions with him, recommends his compensation level to the full Board of Directors (excluding the CEO). For the remaining NEOs, the CEO makes recommendations to the Committee that generally, with minor adjustments, are accepted by the Committee and presented to the full Board of Directors for approval annually during the month of March.

The Committee approves equity grants to the CEO based on the Committee’s evaluation of his performance and to other executive officers based on the recommendation of the CEO. Under the Incentive Stock Plan, equity-based awards, and any related performance goals for NEOs will be determined by the Committee, which is composed entirely of “independent directors.”

The Committee, from time to time, engages Pearl Meyer to assist the Committee in assessing and revising the Company’s compensation for officers and directors. In years when it is engaged, Pearl Meyer conducts a comprehensive competitive market assessment of the Company’s executive and non-employee director compensation programs.

Pearl Meyer does not provide any consulting services to the Company other than in connection with executive and non-employee director compensation advice, and it maintains no other economic relationship with the Company. The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

Targeted Overall Compensation

To assist in establishing the aggregate level of compensation that the Company would pay in 2023, the Committee utilized a 2022 peer group analysis prepared by Pearl Meyer of 20 Mid-Atlantic banks (Blue Ridge Bankshares, Inc., The Community Financial Corporation, C&F Financial Corporation, John Marshall Bancorp, Inc., FVCBankcorp, Inc., Norwood Financial Corp., MainStreet Bancshares, Inc., Franklin Financial Services Corporation, First United Corporation, FNCB Bancorp, Inc., National Bankshares, Inc., Peoples Bancorp of North Carolina, Inc., Eagle Financial Services, Inc., CB Financial Services, Inc., First National Corporation, AmeriServ Financial, Inc., F & M Bank Corp., Pinnacle Bankshares Corporation, Bank of the James Financial Group, Inc., and Village Bank and Trust Financial Corporation) with assets ranging from $743 million to $2.9 billion. The Company’s assets were approximately $1.4 billion at December 31, 2023. Generally, targeted overall compensation correlates to what these financial institutions would offer individuals to fill executive management positions with similar skills and backgrounds to those the Company employs. Additionally, total compensation is established relative to the Company’s performance and internal/external peer comparisons.

For 2023, the CEO was assigned cash compensation of $434,000. This compensation level was considered in line with the related Bank CEO peer data and commensurate with his duties and responsibilities.

The Committee follows a similar process with respect to establishing targeted overall compensation for the other NEOs. While the Committee considers the peer compensation analysis, the responsibilities of the Company’s NEOs vary widely and the direct comparisons with the peer group do not always provide an appropriate direct comparison point. Based upon the Committee’s review of the peer compensation analysis and review of Company and individual performance during 2022, the Committee set the 2023 overall targeted compensation for the other NEOs at levels that are in the mid-range for positions among the peer group with similar scope of responsibility and required skill level.

Allocation Among Components

Under the Company’s 2023 compensation structure, the approximate mix of base salary, target incentive compensation and equity compensation, was as follows:

	Base Salary	Incentive Compensation	Equity Compensation
Chief Executive Officer	70%	15%	15%
Other NEOs	75%	15%	10%

In allocating compensation among base salary, annual bonus compensation and equity compensation, the Committee believes that the compensation of senior-most levels of management should begin with a base level. Bonuses and equity compensation are generally awarded based on Company performance and are designed to encourage good behavior and best practices. Base salaries generally represent a large portion of the executive officers’ total cash compensation and are generally considered to be average relative to the Company’s peer financial institutions. Base salaries are also based on individual performance components.

The Committee believes that the top levels of management have the greatest ability to influence Company performance. Therefore, the Committee bases annual bonus compensation on Company performance. When the Company’s performance is above budgeted goals, the top levels of management are rewarded. Likewise, when the Company’s performance does not meet budgeted expectations, the top levels of management receive a lower or no bonus.

Under the Incentive Stock Plan, the Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units to key employees in its discretion. In 2023, restricted stock awards were made to certain members of senior management and non-employee directors.

Base Salaries

The Committee strives to provide executive management with a fair and reasonable level of assured cash compensation in the form of base salary given their professional status and accomplishments. The Company has a compensation structure with salary ranges for management including the CEO and other executive managers. These ranges are based on the peer compensation analysis discussed above. The last adjustments to the ranges were made in March 2022 in an effort to remain fair and reasonable within the Company’s marketplace. The structure is designed to recruit and retain qualified personnel and is reviewed on an annual basis by the Committee to determine if adjustments to the ranges are appropriate. For 2023, the base salary ranges used for setting salaries were $368,000 to $523,000 for the CEO and from $176,000 to $381,000 for the other NEOs.

Each March, the Committee recommends the base salary of the CEO within the established range to the Board of Directors. Within this range, the CEO’s base salary is determined using the peer compensation analysis in addition to the CEO’s individual and Company performance during the prior year. The base salary of the CEO as of April 3, 2023 was increased to $434,000 to align with current roles and responsibilities.

For the executive officers other than the CEO, each March the Committee recommends the executive’s base salary within the established range to the Board of Directors, based on the recommendation of the CEO. The base salaries of other officers including the other executive officers are determined using the peer compensation analysis in addition to the officer’s individual performance during the prior year and the Company’s performance during the prior year, based on the same performance objectives used for the CEO.

In 2023, the CSO’s salary was increased to $360,000 and the CCO’s salary was increased to $250,000. These increases reflect a standard merit increase.

Bonuses

The Company has in place an annual Incentive Plan that includes designated exempt employees, including all of the named executive officers. The Incentive Plan is designed to motivate and reward Participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of the Company. The Incentive Plan provides for the potential payment of annual cash bonus awards to designated exempt employees of the Company and its subsidiaries (Participants) based on the achievement of Company and, in the case of certain revenue generating employees, individual and team performance goals established by the Committee or CEO, as appropriate, for each plan year.

Under the Incentive Plan, at the beginning of each plan year, the Committee, upon the recommendation of the CEO, will approve Participants for the year. The Committee or the CEO, as appropriate, will also establish target bonus amounts and performance goals and weighting for the determination of bonus awards for each Participant for the year. Following the end of each year, the Committee, upon the recommendation of the CEO, will review Company and where applicable, individual and team performance against the established goals and determine the cash bonus award earned by each Participant, if any. Bonuses earned under the Incentive Plan are paid in cash during the first quarter following the end of each plan year.

The target bonus amounts and performance goals and weightings for a plan year will not be the same for all Participants, but the primary Company performance goal under the Incentive Plan will be the Company’s budgeted amount for net income for the year.

To ensure dollars are available based on performance to fund the Incentive Plan, the Company must achieve a threshold (minimum) level of budgeted net income each year to formally fund the Incentive Plan. If the threshold level of budgeted net income is not achieved, the plan will not activate. However, the Committee has the ability to make discretionary awards to key performers if the plan does not activate. The Committee also has discretion to modify, increase or eliminate awards based on any positive or negative business factors.

Each year, a Participant will be eligible to earn a cash bonus award consisting of a target base bonus award that may be increased or decreased based on the Company’s net income for the plan year as well as Company and, in the case of certain employees, individual and team performance against other established goals. The target bonus amounts will be equal to a percentage of the Participant’s base salary earned during the plan year. The maximum is the amount received if all objectives are exceeded and reach the maximum level of performance allowed by the plan’s design.

In order to pay incentive awards at the target level, the Company must achieve its budgeted net income goal for the year. If net income does not reach that level, each Participant’s incentive target opportunity will be reduced in accordance with a matrix approved by the Committee for the year. If net income exceeds the target each Participant’s incentive target opportunity will be adjusted higher in accordance with the matrix. No adjustments are made based on performance in between performance levels in the matrix. Incentive target opportunities will not adjust upward until the next performance level is achieved.

Actual awards can range from 0% to 200% of the adjusted target depending on performance. Threshold (i.e., minimum acceptable) performance will pay out at 50% of target and achieving stretch/maximum (i.e., superior) performance can result in awards up to 200% of target. For example, if a Participant’s adjusted target incentive opportunity is 4.00%, the threshold payout opportunity would be 2.00% (4% * 50%) and the stretch/maximum payout opportunity would be 8% (4% *200%).

Incentive awards for certain executive level officers, which includes all the NEOs, are tied to only Company performance and are not adjusted for individual performance.

The Incentive Plan also contains a clawback provision, providing that in the event the Company is required to prepare an accounting restatement due to error, omission or fraud, each executive officer may be required to reimburse the Company for part of or the entire incentive award received.

For 2023, each of the Company’s NEOs was a Participant in the Incentive Plan. The target bonus amounts for each of the NEOs for 2023 was 15% of annual base salary earned.

For 2023, the budgeted net income goal was $9.5 million. The minimum level of net income required to fund the Incentive Plan for 2023 was 80% of budgeted net income goal, which would result in an adjusted threshold payout opportunity of 12.0% of annual base salary. In order to payout incentives at target, the Company would need to achieve its budgeted net income goal. In order to payout incentives at the maximum level, at least 120% of the budgeted net income goal must be achieved, which would result in an adjusted maximum payout opportunity of 18.0% of annual base salary earned for 2023. The Company’s net income for 2023 was $7.7 million which was above the 80% minimum level of net income required to fund the Incentive Plan for 2023.

The 2023 target bonuses and performance goals for the Company’s NEOs were based on achieving the budget goals for the following performance measures:

●	Return on Average Assets	(weighting 50%)
●	Efficiency Ratio	(weighting 25%)
●	Pre-Provision Net Revenue to Average Assets	(weighting 25%)

The target goal, the actual outcome and the achievement level for each of these performance measures for 2023 were as follows:

Performance Measurement	Goal	Actual	Achievement Level

Return on Average Assets	0.67%	0.54%	Threshold

Efficiency Ratio	78.07%	81.00%	Not Achieved

Pre-Provision Net Revenue to Average Assets	0.96%	0.81%	Not Achieved

As noted above, under the Incentive Plan, the Committee has the ability to make discretionary awards to key performers if the Plan does not activate. No such discretion was exercised for the 2023 Incentive Plan payouts, as the Company’s net income was sufficient to fund the Incentive Plan for 2023.

Long Term Incentive Compensation

On May 24, 2016, the Company’s stockholders approved the Incentive Stock Plan. The Incentive Stock Plan permits the issuance of up to 300,000 shares of common stock for awards to key employees and non-employee directors of the Company and its subsidiaries in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units. With respect to executive compensation, the purpose of the Incentive Stock Plan is to promote the success of the Company by providing greater incentive to key employees to associate their personal interests with the long-term financial success of the Company and its subsidiaries and with growth in stockholder value, consistent with the Company’s risk management practices. The Incentive Stock Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees and non-employee directors. In 2023, time-based restricted stock awards were granted to the Company’s senior management team and non-employee directors, consistent with the type of awards offered by our peer bank group.

Employment and Severance Agreements

Messrs. Shuford, Jr. and Witt

On February 22, 2018, the Company and the Bank entered into employment agreements with Mr. Shuford, Jr. and Mr. Witt effective as of February 22, 2018 (the Effective Date). Such agreements were amended December 15, 2023, (as amended, the Agreements) to reflect the current positions of Mr. Shuford, Jr. and Mr. Witt with the Company and the Bank as more particularly described in the Company’s Form 8-K filed on December 21, 2023. The terms of the Agreements are substantially similar to each other, except as described below.

The Agreements provide for an initial 3-year term for Messrs. Shuford, Jr. and an initial 2-year term for Mr. Witt, each beginning on the Effective Date, unless earlier terminated under the provisions of the Agreements. The Agreements will automatically renew for 3-year terms for Mr. Shuford, Jr. and for 2-year terms for Mr. Witt, beginning on the first anniversary of the Effective Date, unless the Agreements expire or are previously terminated or the Bank or the NEO gives written notice of non-renewal at least 60 days prior to the renewal date.

Under the Agreements, Mr. Shuford, Jr.’s annual base salary is at least $330,000; and Mr. Witt’s annual base salary is at least $297,030, subject to periodic review by the Company’s Board (or its designee). Each NEO is eligible to participate in the Incentive Plan, or any successor plan applicable to executives, and to receive equity-based or other awards granted under any equity plan established by the Company, in accordance with the terms of such plans, and as the Compensation and Benefits Committee may determine in the case of equity plan awards. In addition to any clawback provisions included in any cash or equity incentive plan or individual award agreement, the Agreements provide for the clawback of incentive compensation received from the Employer, including both equity and cash compensation, to the extent of any determined excess payment, in the event the Company is required to prepare a restatement of its financial results to correct an error that is material to previously issued financial statements and the result of which is that such incentive compensation paid would have been a lower amount had it been calculated based on such restated results or to the extent otherwise required by federal or state law or applicable regulation or stock exchange requirement.

Under the Agreements, each NEO is also eligible to participate in any benefit plans offered by the Employer to senior executives, including, without limitation, group medical insurance and a deferred compensation plan. The Bank pays each NEO’s monthly social dues for any approved country club.

Under the Agreements, each NEO’s employment may be terminated by the Employer with or without Cause (as defined in the Agreements), or the NEO may resign for or other than for Good Reason (as defined in the Agreements). If the NEO’s employment is terminated without Cause or the NEO resigns for Good Reason, the NEO will be entitled to receive any unpaid base salary through the date of termination; any annual incentive compensation earned during the calendar year preceding the calendar year of termination but not yet paid; and any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs (collectively, the Accrued Obligations) and certain other severance benefits as described below.

The Agreement with Mr. Shuford, Jr. provides that he will be entitled to severance equal to 24 months of his base salary in effect at the time of termination plus 2 times the average of his annual bonuses payable for the 2 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 24 months, and a lump sum payment equal to 24 times the monthly rate of the Bank’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreement with Mr. Witt provides that he will be entitled to severance equal to 18 months of his base salary in effect at the time of termination, plus 1.5 times the average of his annual bonuses payable for the 2 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 18 months, and a lump sum payment equal to 18 times the monthly rate of the Bank’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination.

Each NEO will be entitled the Accrued Obligations and certain other severance benefits as described below, in the event the NEO’s employment is terminated without Cause or the NEO resigns for Good Reason within 2 years after a Change of Control (as defined in the Agreements). The Agreement with Mr. Shuford, Jr. provides that he will be entitled to an amount equal to 2.99 times his base salary in effect at the time of termination plus 2.99 times the average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2018), in each case paid in equal installments over 24 months, and a lump sum payment equal to 24 times the monthly rate of the Company’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreement with Mr. Witt provides that he will be entitled to an amount equal to 2 times his base salary in effect at the time of termination plus 2 times the average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs (beginning with 2018), in each case paid in equal installments over 24 months, and a lump sum payment equal to 18 times the monthly rate of the Bank’s subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreements provide that, in the event of a Change of Control, any severance payments or benefits to be paid pursuant to the Agreements will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code (the Code), if such a reduction would cause the NEO to receive more after-tax compensation than without the reduction.

If the NEO employment terminates due to death, the Agreements provide that the NEO’s spouse or the NEO’s estate shall receive payment of the Accrued Obligations. If the NEO’s employment terminates due to Incapacity (as defined in the Agreements) of the NEO, the Employer shall have no obligation to the NEO other than payment of the Accrued Obligations. If the NEO’s employment terminates for Cause or if the NEO terminates employment other than Good Reason (before or after a Change of Control), the NEO will be entitled to any unpaid base salary through the date of termination and payment of any vested and irrevocable benefits (excluding incentive compensation) due and owing pursuant to the terms of any plans, policies or programs.

The Agreements also include the following covenants that apply to the NEO following the cessation of the NEO’s employment for any reason, including nonrenewal of the Agreements: (i) a confidentiality covenant that applies for 5 years following the cessation of the NEO’s employment; (ii) a non-solicitation covenant that applies for 24 months following the cessation of employment for Mr. Shuford, Jr. and for 18 months following cessation of employment for Mr. Witt; (iii) a non-piracy covenant that applies for 24 months following the cessation of employment for Mr. Shuford, Jr. and for 18 months following cessation of employment for Mr. Witt; and (iv) a non-competition covenant that applies for 24 months following the cessation of employment for Mr. Shuford, Jr. and for 18 months following cessation of employment for Mr. Witt. Except for the Accrued Obligations, payment of all of the severance payments and benefits discussed above (other than termination due to death or Incapacity) is contingent on the NEO’s signing and not revoking a release and on the NEO’s compliance with these restrictive covenants.

In certain cases, some or all of the severance payments and benefits provided on termination of the NEO’s employment may be delayed for 6 months following termination to comply with the requirements of Section 409A of the Code. Any payment required to be delayed would be paid at the end of the 6-month period in a lump sum, with any payments due after the 6-month period being paid at the normal payment date provided for under the Agreements. In the case of benefits that are delayed, the NEO would pay the cost of benefits coverage during the 6-month delay period and then be reimbursed by the Employer at the end of the 6-month period.

Mr. Hotchkiss

On October 30, 2019, the Bank entered into a change of control severance agreement with Mr. Hotchkiss (the Severance Agreement). The Severance Agreement was effective as of September 17, 2019.

The Severance Agreement provides certain payments and benefits in the event of a termination of Mr. Hotchkiss’s employment by the Bank without Cause (as defined in the Severance Agreement) (other than due to death or incapacity, as defined in the Severance Agreement) or by Mr. Hotchkiss for good reason (as defined in the Severance Agreements) within the two-year period following a Change of Control (as defined in the Severance Agreements). In such event, Mr. Hotchkiss would be entitled to (i) any unpaid base salary through the date of termination; (ii) any annual incentive compensation earned during the calendar year preceding the calendar year of termination, but not yet paid; and (iii) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (collectively, the Severance Accrued Obligations) and certain other payments and benefits as described below.  In addition to the Severance Accrued Obligations, Mr. Hotchkiss would be entitled to receive (i) an amount equal to her base salary as in effect at the time of termination, payable in equal installments over a 12-month period; (ii) an amount equal to the average annual bonus payable for the five years preceding the calendar year in which the termination occurs (or the average for the number of years the Severance Agreement had been in effect if less than five years), payable in equal installments over a 12-month period; and (iii) a lump sum amount equal to the product of 12 times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees. The Severance Agreement provides that, in the event of a Change of Control, any severance payments or benefits to be paid pursuant to the Severance Agreement will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code IRC, if such a reduction would cause Mr. Hotchkiss to receive more after-tax compensation than without the reduction.

The Severance Agreement also includes the following covenants that would apply to Mr. Hotchkiss following the termination of employment for any reason: (i) a confidentiality covenant that applies for five years following the termination of employment; and (ii) non-solicitation, non-piracy and non-competition covenants that each apply for 12 months following the termination of employment. Except for the Severance Accrued Obligations, payment to Mr. Hotchkiss of all of the payments and benefits discussed above is contingent on his signing and not revoking a release and on his compliance with the restrictive covenants.

In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the IRC.

Clawback Policy

On November 21, 2023, effective as of October 2, 2023, the Board of Directors adopted a new clawback policy (the Clawback Policy) that fully aligns to the NASDAQ listing standards adopted in accordance with Section 10D of the Exchange Act, which govern such policies. A copy of our Clawback Policy is publicly available as an exhibit to the Company’s most recently filed Form 10-K.

Our Clawback Policy covers current and former executive officers and applies to any compensation granted, earned, or vested, based wholly or in part on the attainment of a financial reporting measure, including non-GAAP, stock price or total stockholder return metrics. In the event of a financial restatement, the policy dictates that the Company must recoup the incremental amount an executive officer erroneously received as a result of the misstated financials, regardless of whether or not executive misconduct was present. The look-back period for recoupment consists of the three completed fiscal years preceding the date upon which the restatement is deemed required under the rules. The Compensation and Benefits Committee has broad discretion in determining the means of recovery, provided such approach is permitted under the NASDAQ rules and done reasonably promptly.

Perquisites and Other Compensation

None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2023. These benefits, such as social club dues, would be detailed in the table entitled “All Other Compensation” if perquisites or other personal benefits in excess of $10,000 had been received.

The Committee reviews any perquisites that the CEO and the other NEOs may receive on an annual basis. In general, the Company does not provide its executives with many of the types of perquisites that other companies offer their executives, such as personal use of a company vehicle or vehicle allowances. Exceptions are made when an NEO has responsibilities, such as sales and customer relationship management that require certain allowances to be paid. In addition to the base salary and incentive compensation described above, the Company provides its NEOs with the same benefit package available to all of its salaried employees. This package includes:

●	Medical and dental insurance (portion of costs);

●	Medical/dependent care reimbursement plan;

●	Health Savings Plan;

●	Life insurance;

●	Short and long-term disability insurance;

●	Participation in the Old Point Financial Corporation Employee Stock Purchase Plan (the ESPP) through which employees can purchase shares of the Company’s common stock at a discount; and

●	Participation in the Company’s 401(k) plan, including the Company match.

The Company also offers post-retirement life insurance benefits to certain members of senior management in the form of a split dollar plan and a Management Section 162 Life Insurance Plan (162 Plan). For the split dollar plan, the Company owns the policy and cash values provide an annual return to the Company while providing a term insurance benefit to the individual employee, utilizing bank owned life insurance (BOLI) with a portion of the death benefit endorsed to the insured officer through a split dollar agreement. The amount endorsed under the BOLI equaled 300% of the current base salary, with the amount to increase 4% each year through termination or retirement. If the officer remains in the Company’s employment through retirement, and has not elected to participate in the 162 Plan discussed below, the officer would receive a post-retirement benefit equal to 50% of the pre-retirement benefit.

Due to the accounting rules issued by The Emerging Issues Task Force of the Financial Accounting Standards Board, the economics of BOLI have changed for the Company. Beginning in 2008, in lieu of BOLI, the NEOs that are fully vested in the split dollar plan are eligible to participate in the 162 Plan which offers key executives permanent life insurance protection which they own and maintain from inception of the policy. For any NEO electing to participate in the 162 Plan, the Company pays annual premiums until the individual reaches retirement age. The Company also grosses up the NEO’s income with respect to taxes owed in connection with the 162 Plan premiums. During the period leading up to retirement age, the BOLI benefit to the NEO decreases in the same proportion that the 162 Plan benefit increases. As of the end of 2022, certain members of senior management, including some of the NEOs, took advantage of one or both of these benefits.

Relocation Benefits

The Company does not have a policy providing relocation benefits.

Stock Ownership Guidelines

Although the Committee believes that significant levels of stock ownership will assist in retaining qualified and motivated executive officers, the Committee has not established stock ownership guidelines for any of its officers.

The following table summarizes the total compensation for the years ended December 31, 2023 and December 31, 2022 of the Company’s CEO and each of the Company’s other two most highly compensated executive officers.

Summary Compensation Table

Fiscal 2023 & 2022

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Robert F. Shuford, Jr. CEO	2023	$425,500	--	$51,600	$54,352	$55,613	$587,065
	2022	$397,109	--	$60,000	$94,793	$53,791	$605,693
Joseph R. Witt CSO	2023	$356,250	--	$36,000	$14,400	$61,538	$468,188
	2022	$342,692	--	$35,000	$81,759	$60,177	$519,628
Thomas Hotchiss CCO	2023	$247,500	--	$25,000	$17,118	$11,786	$301,404
	2022	$243,462	--	$24,000	$56,876	$11,264	$335,602

(1)	These amounts reflect the grant date fair values of the restricted stock awards received under the Incentive Stock Plan on May 3, 2022 and May 4, 2023 (calculated in accordance with ASC Topic 718 and based on the closing price of the Company’s common stock on the grant date).

(2)	Amounts for 2023 shown in the “All Other Compensation” column are detailed in the table below.

All Other Compensation

Fiscal 2023

Name	Perquisites and Other Personal Benefits (1)	Tax Gross-Ups and Reimbursements (2)	Dividends Paid on Stock/Option Awards (3)	Discounted Securities Purchases	Payments/Accrual on Termination Plans	Company Contributions to Defined Contribution Plans (4)	Company Paid Life Insurance Premiums (5)	Other
Robert F. Shuford, Jr.	--	$13,144	$3,751	--	--	$13,200	$25,518	--
Joseph R. Witt	--	$15,516	$2,699	--	--	$13,200	$30,123	--
Thomas Hotchkiss	--	--	$1,886	--	--	$9,900	--	--

(1)	None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2023.

(2)	The amounts in this column reflect the tax gross-ups for the premiums paid for the 162 Plan for Messrs. Shuford, Jr. and Witt.

(3)	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the Incentive Stock Plan.

(4)	The amounts in this column reflect the Company’s match of 401(k) plan contributions.

(5)	The amounts in this column reflect the amounts paid in premiums for the 162 Plan. No amounts are included with respect to BOLI because the Company had no incremental cost attributable to BOLI in 2023.

Outstanding Equity Awards

The following table includes certain information with respect to all unvested restricted stock held by the NEOs at December 31, 2023. None of the NEOs held any unexercised options at December 31, 2023.

Outstanding Equity Awards

at 2023 Fiscal Year-End

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert F. Shuford, Jr.
	5/3/2021 (3)	--	--	--	--	--	1,659	$29,746	--	--

	5/3/2022 (4)	--	--	--	--	--	2,339	$41,938	--	--

	5/4/2023 (5)	--	--	--	--	--	3,000	$53,790	--	--

Joseph R. Witt
	5/3/2021 (3)	--	--	--	--	--	1,499	$26,877	--	--

	5/3/2022 (4)	--	--	--	--	--	1,345	$24,116	--	--

	5/4/2023 (5)	--	--	--	--	--	2,093	$37,527	--	--

Thomas Hotchkiss
	5/3/2021 (3)	--	--	--	--	--	1,051	$18,844	--	--

	5/3/2022 (4)	--	--	--	--	--	936	$16,782	--	--

	5/4/2023 (5)	--	--	--	--	--	1,453	$26,052	--	--

(1)	These shares were granted under the Company’s Incentive Stock Plan.

(2)	This amount represents the fair market value of the restricted stock as of December 29, 2023. The closing price of the Company’s common stock was $17.93 on that date.

(3)	Reflects time-based restricted stock granted, 100% of which vests on May 3, 2024.

(4)	Reflects time-based restricted stock granted, 100% of which vests on May 3, 2025.

(5)	Reflect time-based restricted stock granted 100% of which vests on May 4, 2026.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains summary information as of December 31, 2023 with respect to the Incentive Stock Plan and the ESPP.

Equity Compensation Plan Information

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (exluding securities reflected in column (a))
Equity compensation plans approved by security holders:
	--	--	--

2016 Incentive Stock Plan (1)
	--	--	183,394

Exmployee Stock Purchase Plan (2)
	--	--	214,353

Equity compensation plans not approved by security holders
	--	--	--

Total
	--	--	397,747

(1)	Shares available to be granted under the Incentive Stock Plan as of December 31, 2023, in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units.

(2)	Shares under the ESPP have no exercise price. Includes shares subject to purchase during the offering period that included December 31, 2023.

The Company no longer has a defined benefit pension plan.

Pay Versus Performance

As required by SEC rules, the following table shows the total compensation of our Principal Executive Officer (“PEO”), or CEO, and the average compensation of the other non-PEO NEOs as reported in the Summary Compensation Table (“SCT”) for the past two fiscal years, as well as compensation actually paid (“CAP”) as calculated under Item 402(v) of Regulation S-K, and certain other performance measures required by Item 402(v). CAP figures do not necessarily reflect the actual amount of compensation earned by or paid to our PEO, or the average amount of compensation earned by or paid to our non-PEO NEOs as a group, during a covered year. See our “Compensation Overview” for more information regarding how our Compensation and Benefits Committee seeks to align pay with performance when making decisions regarding NEO compensation.

Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for non-PEO NEOs[3]	Average Compensation Actually Paid to non-PEO NEOs[2]	Value of Initial Fixed $100 Investment Based on Total Shareholder Return[4]	Net Income (thousands)[5]
2023	$587,065	$547,251	$384,796	$359,730	$81.34	$7,730
2022	$605,693	$624,672	$427,615	$440,071	$147.78	$9,108
2021	$502,505	$521,630	$381,234	$392,089	$125.90	$8,440

(1)	The amounts shown above are the amounts reporting in the SCT as total compensation for Mr. Shuford, Jr., who served as the Company’s PEO for all years presented.

(2)	CAP reflects the deductions from and additions to (i) the total compensation reported for the PEO for each corresponding year in the “Total” column of the SCT and (ii) the average total compensation reported for the Company’s non-PEO NEOs as a group in the “Total” column of the SCT in each applicable year, in each case as reflected in the tables below.

PEO SCT Total to CAP Reconciliation:
Year	Reported Summary Compensation Table Total for PEO	Summary Compensation Table Equity Awards	Fair Value of Unvested Equity Awards Granted in the Current Year as of Year End	Year over Year Change in Fair Value of Unvested Equity Awards Granted in Prior Years as of Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Compensation Actually Paid to PEO
2023	$587,065	$(51,600)	$53,790	$(36,262)	$(5,742)	$547,251
2022	$605,693	$(60,000)	$63,153	$12,556	$3,270	$624,672
2021	$502,505	$(37,080)	$38,771	$15,078	$2,356	$521,630

Average non-PEO NEOs SCT Total to CAP Reconciliation:
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Summary Compensation Table Equity Awards	Average Fair Value of Unvested Equity Awards Granted in the Current Year as of Year End	Average Year over Year Change in Fair Value of Unvested Equity Awards Granted in Prior Years as of Year End	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Compensation Actually Paid to non-PEO NEOs
2023	$384,796	$(30,500)	$31,790	$(21,909)	$(4,447)	$359,730
2022	$427,615	$(29,500)	$30,794	$9,689	$1,475	$440,071
2021	$381,234	$(28,500)	$28,924	$9,367	$1,064	$392,089

(3)	The non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are Messrs. Witt and Hotchkiss. Amounts reported in this column represent the average total compensation reported for the non-PEO NEOs as a group in the “Total” column of the SCT in each applicable year.

(4)	Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

The relationship between (1) compensation actually paid to the PEO and the average compensation actually paid to non-PEO NEOs and (2) cumulative total shareholder return on the common stock of the Company for the last three fiscal years is shown in Figure 1.

Figure 1: Compensation Actually Paid and Total Shareholder Return (TSR)

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to the non-PEO NEOs and the (2) net income of the Company for the last three fiscal years is shown in Figure 2.

Figure 2: Compensation Actually Paid and Net Income

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the Committee) is composed of four non-employee directors, each of whom satisfies the requirements of Federal Deposit Insurance Corporation Improvement Act (FDICIA) for Audit Committee members and the independence requirements of the SEC and the NASDAQ Stock Market’s listing standards. In addition, the Board of Directors has also determined that Mr. Adams qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Committee oversees the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP) and for issuing a report thereon. The Committee monitors and oversees these processes and has sole responsibility for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm.

In this context, the Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with GAAP, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with management and the Company’s internal auditors the adequacy of the Company’s system of internal controls.

The Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Matters discussed include the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management of the Company; and other material written communication between the independent registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and the Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting. The Committee met with management and the Company’s internal auditors to discuss the evaluations of the Company’s internal controls.

Based upon the Committee’s review of the audited financial statements and discussions with management and the independent registered public accounting firm and the Committee’s review of written disclosures and report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Audit Committee

Ellen Clark Thacker (Chairman)

Stephen C. Adams

Sarah B. Castleberry

William F. Keefe

Principal Accountant Fees

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C., for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and 2022, as well as fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during 2023 and 2022. All fees reflected below for 2023 and 2022 were pre-approved in accordance with the Audit Committee Pre-Approval Policy discussed below.

	Years Ended December 31,
	2023	2022
Audit fees (1)	$185,500	$158,950
Audit-related fees (2)	45,000	55,800
Tax fees (3)	15,250	13,750
Total fees	$245,750	$228,500

(1)	Audit fees were for services rendered in connection with the audit and review of our financial statements, the issuance of consents and the review of various documents filed with the SEC.

(2)	Audit-related fees were for services rendered in connection with pre-approved consultation concerning financial accounting and reporting standards as well as subsidiary audits directly related to the consolidated audit and the audits of internal control over financial reporting in accordance with the FDICIA.

(3)	Tax fees were for services rendered in connection with preparation of federal and state income tax returns and preparation of tax returns related to trust preferred entities.

The Audit Committee considers the provision of all the above services to be compatible with maintaining the independence of the Company’s independent registered public accounting firm, Yount, Hyde & Barbour, P.C.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work performed by the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the accountants’ independence. The Audit Committee has adopted, and the Board of Directors has ratified, an Audit Committee Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The Audit Committee has delegated interim pre-approval authority to Mrs. Thacker, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in the Company’s common stock. Based on a review of the reports of changes in beneficial ownership of Company common stock and written representations made to the Company. The Company believes that its officers, directors and 10% beneficial owners complied with all filing requirements under Section 16(a) during 2023 except that the following forms were late due to administrative error and subsequently filed: a Form 4 for Elizabeth Wash reporting a purchase, a Form 4 for PL Capital Advisors, LLC (i) reporting that it ceased to have discretionary investment and voting authority with respect to certain shares on thirteen dates in May 2023 and (ii) reporting a purchase in June 2023.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

The 2025 Annual Meeting is scheduled to be held on May 27, 2025.

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2025 Annual Meeting, the proposal must comply with SEC Rule 14a-8 and must be received by the Company at its main office in Hampton, Virginia, on or before December 18, 2024.

The Company’s bylaws also prescribe the procedure a stockholder must follow to nominate directors or bring other business before stockholders’ meetings outside of the Rule 14a-8 process. For a stockholder to nominate a candidate for director at the 2024 Annual Meeting, or for a stockholder to bring other business before the 2025 Annual Meeting, notice of nomination or other business for the 2025 Annual Meeting, along with the information required by the Company’s bylaws, must be received in writing by the Company’s Secretary no earlier than the close of business on January 28, 2025 and no later than the close of business on February 27, 2025. However, if the 2025 Annual Meeting is held more than 30 days before or more than 70 days after the anniversary of this year’s Annual Meeting, the notice must be received no earlier than the close of business on the 120th  day prior to the date of such annual meeting and no later than the close of business on the later of the 90th  day prior to the date of such annual meeting or the 10th  day following the day on which public announcement of the date of such meeting is first made by the Company.

The proxy solicited by the Board of Directors for the 2025 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at the meeting if the Company has not received notice of such proposal by February 27, 2025, in writing delivered to the Company’s Secretary.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees for the 2025 Annual Meeting other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 29, 2025.

OTHER MATTERS

As of the date of this proxy statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than proposals one, two, and three referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

A. Eric Kauders, Jr.
Secretary to the Board

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2023, will be furnished without charge to stockholders upon written request directed to:

Paul M. Pickett

Senior Vice President and Chief Financial Officer

Old Point Financial Corporation

101 East Queen Street

Hampton, Virginia 23663

(757) 728-1023

The Company’s Annual Report on Form 10-K can also be viewed on the Investor Relations link on the Company’s Internet website at http://www.oldpoint.com.

OLD POINT

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted online or by phone must be received by May 28, 2024 at 6:00 P.M., ET. Votes submitted by mailing this card must be received by the close of business on May 27, 2024.

Online
Go to **www.envisionreports.com/OPOF** or scan the QR code — login details are located in the shaded bar below.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Stephen C. Adams	☐	☐	☐	02 - Sarah B. Castleberry	☐	☐	☐	03 - Michael A. Glasser	☐	☐	☐
04 - John Cabot Ishon	☐	☐	☐	05 - William F. Keefe	☐	☐	☐	06 - Tom B. Langley	☐	☐	☐
07 - Robert F. Shuford, Sr.	☐	☐	☐	08 - Robert F. Shuford, Jr.	☐	☐	☐	09 - Ellen Clark Thacker	☐	☐	☐
10 - Elizabeth S. Wash	☐	☐	☐	11 - Joseph R. Witt	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03ZFHB

2024 Annual Meeting of Old Point Financial Corporation Stockholders

The 2024 Annual Meeting of Stockholders will be held on
Tuesday, May 28, 2024, at 6:00 p.m., ET,
virtually via the Internet at meetnow.global/MXACKFJ.

To attend, vote, and submit questions during the virtual Annual Meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on May 28, 2024.
The Proxy Statement and the 2023 Annual Report to Stockholders are available at: www.envisionreports.com/OPOF

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — OLD POINT FINANCIAL CORPORATION

2024 Annual Meeting of Stockholders — May 28, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Terry C. Fuller and Eugene M. Jordan, II (the Proxies), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Old Point Financial Corporation to be held on May 28, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the election of all the nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.